SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this “Agreement”), delivered March 9, 2016, confirms the following understandings and agreements between Mueller Industries, Inc. (the “Company”) and Douglas J. Murdock (hereinafter referred to as “you” or “your”).
In consideration of the promises set forth herein, you and the Company agree as follows:
1.            Opportunity for Review; Acceptance.  You have twenty-one (21) days from March 9, 2016 (the “Review Period”) to review and consider this Agreement.  To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to the Company, to the attention of Christopher J. Miritello.  You acknowledge that, to the extent there are changes made to the terms of this Agreement, whether they are material or immaterial, the Review Period will not recommence.  Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying Christopher J. Miritello, in writing.  To be effective, the Company must receive such revocation by no later than 5:00 p.m. on the seventh (7th) calendar day following your execution of this Agreement.  Provided that the Agreement is executed and you do not revoke it, the eighth (8th) day following the date on which this Agreement is executed will be its effective date (the “Effective Date”).  In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or if you otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.
2.            Employment Status and Separation Payments.
(a)            You acknowledge your separation from employment with the Company Group and from any other position you held as an officer, director, committee member or otherwise of any member of the Company Group, effective as of March 11, 2016 (the “Termination Date”), and after the Termination Date you will not represent yourself as being an employee, officer, director, agent or representative of the Company or any other member of the Company Group.  For purposes of this Agreement, the term “Company Group” will mean the Company and its direct and indirect parent(s), subsidiaries and affiliates; provided however, that for purposes of this paragraph 2, the term Company Group will not include Tecumseh Products Company.
(b)            The Termination Date will be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company and any other member of the Company Group, except as otherwise provided herein.  Within ten (10) business days following the Termination Date, you will be paid for any amounts and benefits you are entitled to receive under any tax-qualified or non-qualified plans maintained by the Company and any other member of the Company Group and in which you participate in accordance with the terms of each such plan and applicable law.
(c)            In consideration of your release and waiver of claims set forth in paragraph 3 below, and subject to your execution and non-revocation of this Agreement and your compliance with paragraph 8 of this Agreement, the Company will provide you with a lump sum cash payment in an amount equal to $400,000 (the “Consideration”), payable on the first regularly scheduled payroll date following the Effective Date, subject to reduction to satisfy all applicable federal, state and local withholding tax obligations.  You acknowledge and agree that in the event that you breach paragraph 8 of this Agreement, you will be required to disgorge to the Company all amounts received pursuant to this Agreement.
(d)            You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 2 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).  For the avoidance of doubt, you hereby acknowledge and agree that, with respect to (i) options to purchase shares of the Company’s common stock (“Options”) and shares of restricted common stock (“Restricted Stock”) previously granted to you, as of the Termination Date, (x) vesting with respect to your unvested shares of Restricted Stock will immediately cease, and such unvested shares of Restricted Stock will immediately be forfeited for no consideration, and (y) your vested, unexercised Options will expire.
3.            Release and Waiver of Claims.
(a)            As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
(b)            For and in consideration of the payments and benefits described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, and the Equal

Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.
(c)            You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
(d)            By executing this Agreement, you specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
(e)            Notwithstanding the foregoing, nothing in this Agreement will be a waiver of: (i) your rights with respect to payment of amounts under this Agreement, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your rights to elect COBRA coverage), (iii) any claims that cannot be waived by law (including any non-waivable right to file a charge with the U.S. Department of labor, the U.S. Equal Employment Opportunity Commission or similar state agency) or any claims (including under ADEA) that arise after the date of this Agreement; or (iv) your right of indemnification as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws or otherwise.
(f)            You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 3.  Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.
4.            Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you:
(a)            Are able to read the language, and understand the meaning and effect, of this Agreement;
(b)            Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;
(c)            Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to pay you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;
(d)            Acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;
(e)            Understand that, by entering into this Agreement, you do not waive rights or claims under ADEA that may arise after the date you execute this Agreement;
(f)            Had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;
(g)            Were advised to consult with your attorney regarding the terms and effect of this Agreement; and
(h)            Have signed this Agreement knowingly and voluntarily.
5.            No Suit.  You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you will cause such complaint, charge or lawsuit to be dismissed with prejudice and will pay any and all court costs and attorneys’ fees incurred by the Company Group parties against which any such suit is brought.
6.            Non-Disparagement.  You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers or employees in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group.  Your obligations under this paragraph 6 will not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.
7.            Cooperation.  You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment with the Company in which you were involved or of which you have knowledge.  The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph.  You further agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will give prompt notice of such request to Christopher J. Miritello (or his successor or designee) and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
8.            Confidential Information, Non-Competition and Non-Solicitation.  You hereby acknowledge that the execution of this Agreement does not alter your obligations to any member of the Company Group under any confidentiality, non-compete, non-solicitation, invention assignment, or similar agreement or arrangement to which you are a party with any member of the Company Group (including, without limitation, the obligations set forth your Employee

Confidentiality, Non-Competition & Non-Solicitation Agreement, dated July 25, 2008), which obligations are hereby incorporated into this Agreement and will survive the termination of your employment with the Company, and you hereby acknowledge, reaffirm and ratify your continuing obligations pursuant to such agreements or arrangements; provided, however, that the Company hereby acknowledges and agrees that your provision of services to Tecumseh Products Company following the Termination Date will not constitute a breach of such obligations.  You further hereby acknowledge that your continued compliance with these obligations is a condition of your receiving the Consideration described in paragraph 2 above.  Additionally, as a condition of your receiving the Consideration described in paragraph 2 above, you agree (i) that for a period of twelve (12) months following the Termination Date, you will not accept employment with or provide services to any company or business that competes with the Company Group; provided, however, that the Company hereby acknowledges and agrees that your provision of services to Tecumseh Products Company following the Termination Date will not constitute a breach of such obligation; and (ii) that for a period of twenty-four (24) months following the Termination Date, you will not directly or indirectly, hire, solicit, recruit, or induce any employee or prospective employee of the Company Group to work on behalf of any entity outside the Company Group.
9.            Return of Property.  You agree that you will promptly return to the Company all property belonging to the Company, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, Blackberry, beeper, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code.  You further acknowledge and agree that the Company will have no obligation to provide the Consideration referred to in paragraph 2 above unless and until you have satisfied all your obligations pursuant to this paragraph.
10.            Non-Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.
11.            Governing Law; Jurisdiction.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF TENNESSEE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
12.            General Provisions.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment.  This Agreement supersedes all prior negotiations, discussions, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.  If any provision of this Agreement will be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect.  The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Agreement.  The provisions of this Agreement will inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and will be binding upon your heirs, executors, administrators, legal personal representatives and assigns.  The section or paragraph headings or titles in this Agreement are for convenience of reference only and will not be deemed a part of this Agreement.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

MUELLER INDUSTRIES, INC.
By:	/s/ Gregory L. Christopher
Name: Gregory L. Christopher
Title: Chief Executive Officer

/s/ Douglas J. Murdock
Douglas J. Murdock
Dated: March 11, 2016

(Not to be signed before the Termination Date)

[Signature page to Murdock Separation and Release Agreement]